EXHIBIT 3.6

State of Delaware Secretary of State

 Division of Corporations

Delivered 12:48 PM 02/28/2013

FILED 12:44 PM 02/28/2013

SRV 130252529 - 2292230 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER OF DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:   The name of the surviving corporation is eDiets.com, Inc., and the name of the corporation merged into this surviving corporation is eDiets Acquisition Company.

SECOND:   The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

THIRD:  The name of the surviving corporation is eDiets.com, Inc., a Delaware corporation.

FOURTH:   The Certificate of Incorporation of  the surviving corporation shall be  its Certificate of Incorporation.

FIFTH:   The merger is to become effective on February 28, 2013.

SIXTH:   The Agreement and Plan of Merger is on file at 555 S.W. 121 Avenue, Suite 210, Pompano Beach, Florida 33069, the place of business of the surviving corporation.

SEVENTH:  A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS  WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer the 27th day of February, 2013.

eDiets com, Inc.

By:  /s/ Kevin A. Richardson II

Kevin Richardson II

Its:   Chairman and Principal Executive Officer